EXHIBIT 21

SUBSIDIARIES OF DELTA APPAREL, INC.

Listed below are the subsidiaries of Delta Apparel, Inc.:

(1)	M. J. Soffe, LLC, a North Carolina limited liability company.

(2)	Culver City Clothing Company, a Georgia corporation.

(3)	Salt Life, LLC, a Georgia limited liability company.

(4)	Salt Life Beverage Management, LLC, a Delaware limited liability company.

(5)	Salt Life Beverage, LLC, a Delaware limited liability company

(6)	DTG2Go, LLC, a Georgia limited liability company.

(7)	Delta Apparel Honduras, S.A., a Honduran sociedad anónima.

(6)	Delta Campeche, S.A. de C.V., a Mexican sociedad anónima de capital variable.

(7)	Delta Cortes, S.A., a Honduran sociedad anónima.

(8)	Campeche Sportswear, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable.

(9)	Textiles La Paz, LLC, a North Carolina limited liability company.

(10)    Ceiba Textiles, S. de R.L., a Honduran sociedad de responsabilidad limitada.

(11)     Atled Holding Company Honduras, S. de R.L., a Honduran sociedad de responsabilidad limitada.

(12)    La Paz Honduras, S. de R.L., a Honduran sociedad de responsabilidad limitada.